FILED PURSUANT TO RULE 424(b)(3)

Sentra Consulting Corp.

625,000 Shares of Common Stock, par value $0.001

This prospectus relates to the resale of 625,000 shares of common stock, par value $0.001, of Sentra Consulting Corp. which are issued and outstanding and held by persons who are stockholders of Sentra Consulting Corp.

The selling security holders will be offering their shares of common stock at a price of $0.08 per share until a market develops and thereafter at prevailing market prices or privately negotiated prices. There has been no market for our securities and a public market may not develop, or, if any market does develop, it may not be sustained. Our common stock is not traded on any exchange or on the over-the-counter market. After the effective date of the registration statement relating to this prospectus, we hope to have a market maker file an application with the National Association of Securities Dealers, Inc. for our common stock to eligible for trading on the Over The Counter Bulletin Board. We do not yet have a market maker who has agreed to file such application.

Investing in our securities involves significant risks. See “Risk Factors” beginning on page 7.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The information in this prospectus is not complete and may be changed. This prospectus is included in the registration statement that was filed by us with the Securities and Exchange Commission. The selling security holders may not sell these securities until the registration statement becomes effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Table of Contents

Page

Prospectus Summary	6
Risk Factors	4
Risk Factors Relating to Our Company	5
Risk Factors Relating to Our Common Shares	9
The Offering	12
Use of Proceeds	12
Determination of Offering Price	12
Forward Looking Statements	12
Description of Business	13
Management’s Discussion and Analysis or Plan of Operations	16
Legal Proceedings	18
Directors, Executive Officers, Promoters, and Control Persons	18
Executive Compensation	20
Security Ownership of Certain Beneficial Owners and Management	20
Certain Relationships and Related Transactions	21
Selling Security holders	22
Expenses of Issuance and Distribution	25
Plan of Distribution	25
Dividend Policy	29
Share Capital	29
Legal Matters	30
Experts	30
Interest of Named Experts and Counsel	31
Indemnification for Securities Act Liabilities	31
Changes in and Disagreements with Accountants	31
Where You Can Find More Information	31
Financial Statements	33
Information not Required in Prospectus

PROSPECTUS SUMMARY

As used in this prospectus, references to “Sentra Consulting”, the “Company,” “we,” “our” or “us” refer to Sentra Consulting Corp., unless the context otherwise indicates.

The following summary highlights selected information contained in this prospectus. Before making an investment decision, you should read the entire prospectus carefully, including the “Risk Factors” section, the financial statements and the notes to the financial statements.

Corporate Background

Sentra Consulting Corp. was incorporated under the laws of the State of Nevada on July 6, 2006. We intend to provide business consulting services to businesses having annual revenues ranging from $50,000 to $2,500,000.

We are a development stage company. We have not generated any revenue to date and our operations have been limited to organizational, start-up, and fund raising activities. We currently have no employees other than our officers, who are also our directors.

Our offices are currently located at 466 Central Avenue, 2nd Floor, Cedarhurst, NY 11516. Our telephone number is (516) 301-3939. We do not have an internet website.

The Offering

Securities offered:	625,000 shares of common stock

Offering price :	$0.08 per share until a market develops and thereafter at market prices or prices negotiated in private transactions

Shares outstanding prior to offering:	3,125,000

Shares outstanding after offering:	3,125,000

Market for the common shares:

There has been no market for our securities. Our common stock is not traded on any exchange or on the over-the-counter market. After the effective date of the registration statement relating to this prospectus, we hope to have a market maker file an application with the National Association of Securities Dealers, Inc. for our common stock to eligible for trading on the Over The Counter Bulletin Board. We do not yet have a market maker who has agreed to file such application.

There is no assurance that a trading market will develop, or, if developed, that it will be sustained. Consequently, a purchaser of our common stock may find it difficult to resell the securities offered herein should the purchaser desire to do so when eligible for public resale.

Use of proceeds:	We will not receive any proceeds from the sale of shares by the selling security holders.

Summary Financial Information

For The Period
July 6, 2006
(Inception) To
December 31, 2006
Statement of Operations Data:

Revenues	$—

Net Loss	$ (15,291)

Net Loss Per Common Share - Basic and Diluted	$(.01)

Weighted Average Common Shares Outstanding -
Basic and Diluted	2,500,000

December 31, 2006
Balance Sheet Data:

Working Capital	$9,709

Total Assets	$9,709

Stockholders' Equity	$9,709

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the following factors and other information in this prospectus before deciding to invest in our company. If any of the following risks actually occur, our business, financial condition, results of operations and prospects for growth would likely suffer. As a result, you could lose all or part of your investment.

Risk Factors Relating to Our Company

1. We are a development stage company and may never be able to effectuate our business plan or achieve any revenues or profitability; at this stage of our business, even with our good faith efforts, potential investors have a high probability of losing their entire investment.

We were established on July 6, 2006 and have no operating history. We are in the development stage and are subject to all of the risks inherent in the establishment of a new business enterprise. We have had no revenue and no clients to date. Our operations to date have been focused on organizational, start-up, and fund raising activities. As a development stage company, the Company is a highly speculative venture involving significant financial risk. It is uncertain as to when the Company will become profitable, if ever.

There is nothing at this time on which to base an assumption that our business operations will prove to be successful or that we will ever be able to operate profitably. We may not be able to successfully effectuate our business. There can be no assurance that we will ever achieve any revenues or profitability. The revenue and income potential of our proposed business and operations is unproven as the lack of operating history makes it difficult to evaluate the future prospects of our business.

2. We expect losses in the future because we have no revenue.

We expect to incur losses over the next twelve months because we do not yet have any revenues to offset the expenses associated with the development and the marketing of our of our consulting services. We cannot guarantee that we will ever be successful in generating revenues in the future. We recognize that if we are unable to generate revenues, we will not be able to earn profits or continue operations. There is no history upon which to base any assumption as to the likelihood that we will prove successful, and we can provide investors with no assurance that we will generate any operating revenues or ever achieve profitable operations.

3. If our business strategy is not successful, we may not be able to continue operations as a going concern and our stockholders may lose their entire investment in us.

As discussed in the Notes to Financial Statements included in this registration statement, we had a net loss of approximately $15,000 for the period July 6, 2006 (inception) to December 31, 2006. These factors raise substantial doubt that we will be able to continue operations as a going concern, and our independent auditors included an explanatory paragraph regarding this uncertainty in their report on our financial statements for the period July 6, 2006 (inception) to December 31, 2006. Our ability to continue as a going concern is dependent upon our generating cash flow sufficient to fund operations and reducing operating expenses. Our business strategy may not be successful in addressing these issues. If we cannot continue as a going concern, our stockholders may lose their entire investment in us.

4. We are heavily dependent on contracted third parties and upon our officers, Philip Septimus and Bonnie Septimus. The loss of either of our officers, or the inability to contract qualified third parties, whose knowledge, leadership and technical expertise upon which we rely, would harm our ability to execute our business plan.

We are dependent on the continued contributions of Philip Septimus and Bonnie Septimus, whose knowledge and leadership would be difficult to replace. Our success is also heavily dependent on our ability to retain and attract experienced consultants. Once clients are secured, we intend to hire qualified consultants to work for us on specific projects on an “as needed” basis. We do not currently have any consulting agreements in place with consultants under which we can ensure that we will have sufficient expertise to perform services for our clients. We do not maintain any key person insurance on Philip Septimus or Bonnie Septimus. If we were to lose their services, our ability to execute our business plan would be harmed, and we may be forced to cease operations until such time as we could hire suitable replacements.

5. If we are unable to obtain additional funding, our business operations will be harmed. Even if we do obtain additional financing our then existing shareholders may suffer substantial dilution.

Cash on hand is sufficient to fund the approximately $50,000 we anticipate to incur in operating expenses associated with the development of our website and our proposed marketing program for the next twelve months. If our expenses over the next twelve months exceed such amount, we may need to raise additional funds to pay for such additional expenses. We will also require substantial additional capital for the period beyond the next twelve months to operate our consulting business, as described below in the section entitled “Description of Business.” Such funds may come from the sale of equity and/or debt securities and/or loans. It is possible that additional capital will be required to effectively support the operations and to otherwise implement our overall business strategy. The inability to raise the required capital will restrict our ability to grow and may reduce our ability to continue to conduct business operations. If we are unable to obtain necessary financing, we will likely be required to curtail our development plans which could cause the company to become dormant. We currently do not have any arrangements or agreements to raise additional capital. Any additional equity financing may involve substantial dilution to our then existing shareholders.

6. We may not be able to raise sufficient capital or generate adequate revenue to meet our obligations and fund our operating expenses.

We have not had any revenues since our inception. Failure to raise adequate capital and generate adequate sales revenues to meet our obligations and develop and sustain our operations could result in our having to curtail or cease operations. Additionally, even if we do raise sufficient capital and generate revenues to support our operating expenses, there can be no assurances that the revenue will be sufficient to enable us to develop business to a level where it will generate profits and cash flows from operations. These matters raise substantial doubt about our ability to continue as a going concern. Our independent auditors currently included an explanatory paragraph in their report on our financial statements regarding concerns about our ability to continue as a going concern. Accordingly, our failure to generate sufficient revenues or to generate adequate capital could result in the failure of our business and the loss of your entire investment.

7. We may not be able to compete with current and potential business consulting companies, some of whom have greater resources and experience than we do.

The business consulting market is intensely competitive, highly fragmented and subject to rapid change. We do not have the resources to compete with our existing competitors or with any new competitors. We compete with many business consulting companies which have significantly greater personnel, financial, managerial, and technical resources than we do. This competition from other companies with greater resources and reputations may result in our failure to maintain or expand our business as we may never be able to develop clients for our services.

8. If the Company is deemed to be an “investment company,” the Company may be required to institute burdensome compliance requirements and the Company's activities may be restricted.

The Investment Company Act of 1940 (the “Investment Company Act”) defines an "investment company" as an issuer which is, or holds itself out as, being engaged primarily in the business of investing, reinvesting or trading of securities. We do not intend to engage in such activities; however, as compensation for the consulting services we render to our clients, our clients may issue to us equity securities, including common stock or preferred stock. As a result, we may obtain a minority interest in a number of enterprises, thereby possibly subjecting us to regulations under the Investment Company Act.

Such regulations would impose numerous restrictions on the Company, including restrictions on the nature of the Company's investments and restrictions on the issuance of securities, which may make it difficult for us to obtain additional financing. In addition, we may have imposed upon us burdensome requirements, including registration as an investment company, adoption of a specific form of corporate structure; and reporting, record keeping, voting, proxy and disclosure requirements and other rules and regulations. We would incur significant registration and compliance costs if required to register under the Investment Company Act. Although we do not believe that our anticipated principal activities will subject our Company to the Investment Company Act, we will continue to review our activities from time to time with a view toward reducing the likelihood we could be classified as an investment company.

9. Because we do not have an audit or compensation committee, shareholders will have to rely on our directors, who are not independent, to perform these functions.

We do not have an audit or compensation committee comprised of independent directors. Indeed, we do not have any audit or compensation committee. These functions are performed by our directors. Thus, there is a potential conflict of interest in that our directors and officers have the authority to determine issues concerning management compensation and audit issues that may affect management decisions.

10. We may face damage to our professional reputation or legal liability if our future clients are not satisfied with our services. In either case, it is unlikely that we will be able to obtain future engagements. If we are unable to obtain engagements, investors are likely to lose their entire investment.

As a consulting service firm, we depend and will continue to depend to a large extent on referrals and new engagements from our clients as we will attempt to establish a reputation for high-caliber professional services and integrity to attract and retain clients. As a result, if a client is not satisfied with our services or products, such lack of satisfaction may be more damaging to our business than it may be to other businesses. Moreover, if we fail to meet our obligations, we could be subject to legal liability or loss of client relationships. Our engagements will typically include provisions to limit our exposure to legal claims relating to our services, but these provisions may not protect us or may not be enforceable in all cases. Accordingly, no assurances can be given that we will retain clients in the foreseeable future.

11. Our future engagements with clients may not be profitable. If we are unable to generate positive cash flow from our engagements, we will be unable to satisfy our obligations on a timely basis. If that happens, investors are likely to lose their entire investment.

When making proposals for engagements, we estimate the costs and timing for completing the engagements. These estimates reflect our best judgment as to the amount of time that will be required to complete an engagement. Any increased or unexpected costs or unanticipated delays in connection with the performance of these engagements, including delays caused by factors outside our control, could make these engagements less profitable or unprofitable, which would have an adverse effect on our profit margin. In addition, as consultants, a client will typically retain us on an engagement-by-engagement basis, rather than under long-term contracts, and a substantial majority of our contracts and engagements may be terminated by the client with short notice and generally without significant penalty. Furthermore, because large client engagements may involve multiple engagements or stages, there is a risk that a client may choose not to retain us for additional stages of an engagement or that a client will cancel or delay additional planned engagements. These terminations, cancellations or delays could result from factors unrelated to our work product or the progress of the project, but could be related to business or financial conditions of the client or the economy generally. When contracts are terminated, we lose the associated revenues and we may not be able to eliminate associated costs in a timely manner.

12. We may be more adversely affected by a weak economy than companies in other industries because engaging consultants is a highly discretionary decision by clients. If we do not obtain engagements because of an adverse economy, we may be unable to generate sufficient cash flow to meet our obligations on a timely basis.  If that happens, investors are likely to lose their entire investment.

Engaging consultants is a highly discretionary decision by clients. As such, we are impacted more quickly by economic conditions and perceptions of economic trends than many other types of businesses. If the economy is weak, companies may be unwilling or unable to undertake significant amounts of consulting work. If corporate demand for our services is weak, we may be unable to obtain profitable engagements.

Risks Relating To Our Common Shares

13. We may, in the future, issue additional common shares, which would reduce investors' percent of ownership and may dilute our share value.

Our Certificate of Incorporation authorizes the issuance of 100,000,000 shares of common stock, of which 3,125,000 shares are issued and outstanding, and 10,000,000 shares of preferred stock, of which no shares are issued and outstanding. The future issuance of common stock may result in substantial dilution in the percentage of our common stock held by our then existing shareholders. We may value any common stock issued in the future on an arbitrary basis. The issuance of common stock for future services or acquisitions or other corporate actions may have the effect of diluting the value of the shares held by our investors, and might have an adverse effect on any trading market for our common stock.

14. Our common shares are subject to the "Penny Stock" Rules of the SEC and the trading market in our securities is limited, which makes transactions in our stock cumbersome and may reduce the value of an investment in our stock.

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

•	that a broker or dealer approve a person's account for transactions in penny stocks; and

•	the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

•	obtain financial information and investment experience objectives of the person; and

•
make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

•	sets forth the basis on which the broker or dealer made the suitability determination; and

•	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our Common shares and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

15. There is no current trading market for our securities and if a trading market does not develop, purchasers of our securities may have difficulty selling their shares.

There is currently no established public trading market for our securities and an active trading market in our securities may not develop or, if developed, may not be sustained. We intend to have a market maker apply for admission to quotation of our securities on the NASD Over The Counter Bulletin Board after the registration statement relating to this prospectus is declared effective by the SEC. We do not yet have a market maker who has agreed to file such application. If for any reason our common stock is not quoted on the Over The Counter Bulletin Board or a public trading market does not otherwise develop, purchasers of the shares may have difficulty selling their common stock should they desire to do so. No market makers have committed to becoming market makers for our common stock and none may do so.

16. State securities laws may limit secondary trading, which may restrict the states in which and conditions under which you can sell the shares offered by this prospectus.

Secondary trading in common stock sold in this offering will not be possible in any state until the common stock is qualified for sale under the applicable securities laws of the state or there is confirmation that an exemption, such as listing in certain recognized securities manuals, is available for secondary trading in the state. If we fail to register or qualify, or to obtain or verify an exemption for the secondary trading of, the common stock in any particular state, the common stock could not be offered or sold to, or purchased by, a resident of that state. In the event that a significant number of states refuse to permit secondary trading in our common stock, the liquidity for the common stock could be significantly impacted thus causing you to realize a loss on your investment.

17. Because we do not intend to pay any cash dividends on our common stock, our stockholders will not be able to receive a return on their shares unless they sell them.

We intend to retain any future earnings to finance the development and expansion of our business. We do not anticipate paying any cash dividends on our common stock in the foreseeable future. Unless we pay dividends, our stockholders will not be able to receive a return on their shares unless the value of such shares appreciates and they sell them. There is no assurance that stockholders will be able to sell shares when desired.

18. We may issue shares of preferred stock in the future that may adversely impact your rights as holders of our common stock.

Our Certificate of Incorporation authorizes us to issue up to 10,000,000 shares of "blank check" preferred stock. Accordingly, our board of directors will have the authority to fix and determine the relative rights and preferences of preferred shares, as well as the authority to issue such shares, without further stockholder approval. As a result, our board of directors could authorize the issuance of a series of preferred stock that would grant to holders preferred rights to our assets upon liquidation, the right to receive dividends before dividends are declared to holders of our common stock, and the right to the redemption of such preferred shares, together with a premium, prior to the redemption of the common stock. To the extent that we do issue such additional shares of preferred stock, your rights as holders of common stock could be impaired thereby, including, without limitation, dilution of your ownership interests in us. In addition, shares of preferred stock could be issued with terms calculated to delay or prevent a change in control or make removal of management more difficult, which may not be in your interest as holders of common stock

THE OFFERING

This prospectus relates to the resale by certain selling security holders of the Company of up to 625,000 shares of our common stock. Such shares were offered and sold by us at a purchase price of $0.08 per share to the selling security holders in private placements conducted in January, 2007, to the selling security holders pursuant to the exemptions from registration under the Securities Act provided by Regulations D and S of the Securities Act.

The selling security holders will be offering the shares of common stock being covered by this prospectus at a price of $0.08 per share until a market develops and thereafter at prevailing market prices or privately negotiated prices. We will not receive any proceeds from the resale of common shares by the selling security holders.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the common shares being offered for sale by the selling security holders.

DETERMINATION OF OFFERING PRICE

The selling security holders will be offering the shares of common stock being covered by this prospectus at a price of $0.08 per share until a market develops and thereafter at prevailing market prices or privately negotiated prices. The offering price of $0.08 per share is based on the price at which the selling shareholders purchased the shares from us. Such offering price does not have any relationship to any established criteria of value, such as book value or earnings per share. Because we have no significant operating history and have not generated any revenues to date, the price of our common stock is not based on past earnings, nor is the price of our common stock indicative of the current market value of the assets owned by us. No valuation or appraisal has been prepared for our business and potential business expansion. Our common stock is presently not traded on any market or securities exchange and we have not applied for listing or quotation on any public market.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements which relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may”, “should”, “expects”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential” or “continue” or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section entitled “Risk Factors,” that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

DESCRIPTION OF BUSINESS

We have not generated any revenue to date and are a development stage company. We are focused on becoming involved in business consulting. The purpose of business consulting is to help businesses improve their prospects for success by enabling them to better target the applications of their scarce resources: time, effort, and money; in other words, accomplishing more with the resources they have.

In general, business consulting is a methodical process for:

•	identifying the essential core description of the endeavor;

•
identifying and documenting underlying assumptions about the elements of operating business environment that directly impact a business operation, but over which the business may have no substantive influence;

•	selecting, prioritizing, and documenting the principal goals that a business or association wants to achieve;

•
selecting, prioritizing, and documenting the strategies that a business expect to use in achieving each goal; and developing detailed integrated action plans that will be used both as a basis to allocate resources to business needs, and also to assess movement your business goals.

Our activities will encompass management, financial, organizational, and developmental processes, with the idea of enabling our small business clients to maximize their growth and profitability. We will also offer assistance to pre-initial public offering companies seeking to develop a successful viable business entity.

We have created a four-phase process designed to generate small businesses growth. Under Phase One, we will meet with the management of client and assess the needs and scope of the proposed engagement. Thereafter, we will:

•	review financials and forecasts, and analyze business strategy, plan and goals;

•	appraise organizational needs;

•	evaluate assets, intellectual property and good will;

•	and compile a matrix of company strengths and weaknesses and compare against the client’s competition.

Under Phase Two, we will outline a plan of action with the client's senior management, and reach agreement on milestones and timeframe. Thereafter, we will

•	determine optimum vehicle(s) for growth;

•	assemble team members for execution of plans; and

•	deploy resources in the form of technology, consultants, and partners.

Under Phase Three, we will establish reporting and accountability procedures, and monitor progress weekly with written feedback. Thereafter, we will have bi-weekly meetings with senior management for detailed review and to adjust programs as needed.

Under Phase Four, we will provide measurement analysis for key aspects of the programs, create reporting structures for ongoing monitoring of success/impact, and generate detailed programs report for senior management review.

We will earn revenues by charging our clients a consulting fee. The amount of our consulting fee and the terms of its payment will be negotiated with each client and will depend upon our agreement reached with each client. Accordingly, our consulting fees may differ from client to client, depending on the range and difficulty of the services provided to our client and other relevant factors. Additionally, our consulting fee may be charged as an hourly fee or as a flat fee per project. Generally, our consulting fee will be paid in cash or by check, but we may also accept payment of our consulting fee by the issuance to us of securities of our client, including common stock or preferred stock.

We intend to develop a website, which will initially be used for marketing our services. We have not yet developed such website or secured a URL address on the World Wide Web. We anticipate that the website will be expanded to provide advice and information to small to medium size businesses in a community based format as well as offer users free information on current trends and events. We intend to develop our website to expand our services to provide assistance with business services and to provide information with respect to product development strategies, marketing strategies and risk management. We believe that the website could be developed to allow users to interact with other small businesses to obtain advice and services from other entrepreneurs. Our objective is to complete development of our website by July 15, 2007.

Principal Markets and Marketing Strategy

We believe that our primary target market will consist of small to medium size businesses, which have annual sales ranging from $50,000 to $2,500,000. We anticipate that we will market and promote our website on the Internet. Our marketing strategy is to promote our services and products and attract users to our website. Our marketing initiatives are intended to include the following:

•	utilizing direct-response print advertisements placed primarily in small business, entrepreneurial, and property management-oriented magazines and special interest magazines;

•	links to industry focused websites;

•	presence at industry tradeshows; and

•	entering into relationships with other website providers to increase

•	access to Internet business consumers.

Key elements of our growth strategy include the following:

•	create awareness of our products and services;

•	develop our website;

•	develop relationships with clients;

•	provide additional services for clients such as incorporation services

•	and trademark research and applications.

Many of the factors affecting our ability to generate internal growth may be beyond our control, and we cannot be certain that our strategies will be successful or that we will be able to generate cash flow sufficient to fund our operations and to support internal growth. Our inability to achieve internal growth could materially and adversely affect our business, financial condition and results of operations.

Once clients are secured, we intend to hire qualified consultants to work for us on specific projects on an “as needed” basis.

We do not have sufficient capital to operate our business and will require additional funding to sustain operations through the next twelve months. There is no assurance that we will have revenue in the future or that we will be able to secure the necessary funding to develop our business.

Our offices are currently located at 466 Central Avenue, 2nd Floor, Cedarhurst, NY 11516.

Competition

The business consulting services industry is highly fragmented and competitive with limited barriers to entry. We believe that there are numerous firms that compete with us in our market, including small or single-office firms. Among those competitors, we rank near the bottom of the small or single-office firms because our operations are small. We believe that our primary competitors include small or single-office firms.

While we compete with traditional "brick and mortar" providers of business consulting services, we will also compete with other Internet-based companies and businesses that have developed and are in the process of developing websites which will compete with the products developed and offered by us. Many of these competitors have greater financial and other resources, and more experience in research and development, than we have.

We believe that the most important competitive factors in obtaining and retaining our targeted clients are an understanding of a customer's specific job requirements, the ability to provide qualified consultants in a timely manner and the quality and price of services. We expect ongoing vigorous competition and pricing pressure from national, regional and local providers. We cannot guarantee that we will be able to obtain market share or profitability.

Government Regulation

In general, our consulting activities are not subject to licensing or other regulatory requirements. We are subject to federal, state and local laws and regulations applicable to businesses, such as payroll taxes on the state and federal levels. We believe that we are in conformity and will remain in conformity with all applicable laws in all relevant jurisdictions.

Employees

We have no full time employees at this time. All functions including development, strategy, negotiations and clerical are currently being provided by Philip Septimus, our President and Director, and Bonnie Septimus, our Treasurer, Secretary, and Director.

DESCRIPTION OF PROPERTY

The Company’s office is located at the business office of Bonnie Septimus, our Treasurer, Secretary, and Director. Ms. Septimus provides such office to the Company at no charge.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR
PLAN OF OPERATION

Plan of Operation

We have not had any revenues since our inception. Over the next twelve months, we intend to continue our marketing efforts, which will be directed towards small to medium size businesses which have annual sales ranging from $50,000 to $2,500,000.

Our marketing strategy will be to promote our services and products on our website. To such end, we will first focus on developing our website. We have not yet developed such website or secured a URL address on the World Wide Web. We anticipate that the website will be expanded to provide advice and information to small to medium size businesses in a community based format as well as offer users free information on current trends and events. We intend to develop our website to expand our services to provide assistance with business services and to provide information with respect to product development strategies, marketing strategies and risk management. We believe that the website could be developed to allow users to interact with other small businesses to obtain advice and services from other entrepreneurs. Our objective is to complete development of our website by July 15, 2007.

Our other marketing initiatives will include the following: placement of print advertisements in small business, entrepreneurial, and property management-oriented magazines and special interest magazines; placement of advertisements and links to our website in industry focused websites; promoting our services at industry tradeshows; and entering into relationships with other website providers to increase access to Internet business consumers.

Once clients are secured, we intend to hire qualified consultants to work for us on specific projects on an “as needed” basis.

We do not have sufficient resources to effectuate our business. As of December 31, 2006, we had approximately $9,700 in cash. We subsequently raised $50,000 in cash by the sale of 625,000 shares of our common stock pursuant to Regulations D and S promulgated under the Securities Act of 1933, as amended. We expect to incur a minimum of $50,000 in expenses during the next twelve months of operations. We estimate that this will be comprised of the following expenses: $3,000 in website development; $20,000 in other marketing expenses. Additionally, $27,000 will be needed for general overhead expenses such as for salaries, corporate legal and accounting fees, office overhead and general working capital.

Accordingly, we will have to raise the funds to pay for these expenses. We may have to borrow money from shareholders or issue debt or equity or enter into a strategic arrangement with a third party. There can be no assurance that additional capital will be available to us. We currently have no agreements, arrangements or understandings with any person to obtain funds through bank loans, lines of credit or any other sources. Since we have no such arrangements or plans currently in effect, our inability to raise funds for a marketing program will have a severe negative impact on our ability to remain a viable company.

Going Concern Consideration

Our independent auditors included an explanatory paragraph in their report on the accompanying financial statements regarding concerns about our ability to continue as a going concern. Our financial statements contain additional note disclosures describing the circumstances that lead to this disclosure by our independent auditors.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

LEGAL PROCEEDINGS

There are no pending legal proceedings to which the Company is a party or in which any director, officer or affiliate of the Company, any owner of record or beneficially of more than 5% of any class of voting securities of the Company, or security holder is a party adverse to the Company or has a material interest adverse to the Company. The Company’s property is not the subject of any pending legal proceedings.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Directors and Executive Officers

Set forth below are the names, ages and present principal occupations or employment, and material occupations, positions, offices or employments for the past five years of our current directors and executive officers.

Name and Business Address	Age	Position

Philip Septimus c/o Sentra Consulting Corp. 466 Central Avenue 2nd Floor Cedarhurst, NY 11516	32	President and Director

Bonnie Septimus c/o Sentra Consulting Corp. 466 Central Avenue 2nd Floor Cedarhurst, NY 11516	57	Treasurer, Secretary, and Director

Philip Septimus has been our President and Director since our inception, July 6, 2006. Since April 2006, Mr. Septimus has been employed as a real estate manager with Mass Construction Inc. From January 2005 until December 2005, he was an account executive at Sandgrain Securities. From June 2003 until the present, Mr. Septimus has been self-employed as an insurance broker. From January 2002 until December 2003, he was employed as an equity trader with Chandler Consortium. From January 2000 intil February 2002, he was employed as an equity trader with Madison Trading.

Bonnie Septimus has been our Treasurer, Secretary, and Director since our inception, July 6, 2006. Since November 2000, Ms. Septimus has been a principal and manager of Hirth Real Estate.

Philip Septimus is the son of Bonnie Septimus. None of our directors or officers is a director in any other reporting companies. None of our directors or officers has been affiliated with any company that has filed for bankruptcy within the last five years. The Company is not aware of any proceedings to which any of the Company’s officers or directors, or any associate of any such officer or director, is a party adverse to the Company or any of the Company’s subsidiaries or has a material interest adverse to it or any of its subsidiaries.

Each director of the Company serves for a term of one year or until the successor is elected at the Company's annual shareholders' meeting and is qualified, subject to removal by the Company's shareholders. Each officer serves, at the pleasure of the board of directors, for a term of one year and until the successor is elected at the annual meeting of the board of directors and is qualified.

Auditors; Code of Ethics; Financial Expert

Our principal independent accountant is Wolinetz, Lafazan, and Company, P.C.

We do not currently have a Code of Ethics applicable to our principal executive, financial and accounting officers. We do not have a “financial expert” on the board or an audit committee or nominating committee.

Potential Conflicts of Interest

Since we do not have an audit or compensation committee comprised of independent directors, the functions that would have been performed by such committees are performed by our directors. Thus, there is a potential conflict of interest in that our directors and officers have the authority to determine issues concerning management compensation and audit issues that may affect management decisions. We are not aware of any other conflicts of interest with any of our executives or directors.

EXECUTIVE COMPENSATION

Summary Compensation

Since our incorporation on July 6, 2006, we have not paid any compensation to our directors or officers in consideration for their services rendered to our Company in their capacity as such. We have no employment agreements with any of our directors or executive officers. We have no pension, health, annuity, bonus, insurance, stock options, profit sharing or similar benefit plans.

Since our incorporation on July 6, 2006, no stock options or stock appreciation rights were granted to any of our directors or executive officers. We have no equity incentive plans.

Outstanding Equity Awards

As of December 31, 2006, none of our directors or executive officers held unexercised options, stock that had not vested, or equity incentive plan awards.

Compensation of Directors

Since our incorporation on July 6, 2006, no compensation has been paid to any of our directors in consideration for their services rendered in their capacity as directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table lists, as of February 9, 2007, the number of shares of common stock of our Company that are beneficially owned by (i) each person or entity known to our Company to be the beneficial owner of more than 5% of the outstanding common stock; (ii) each officer and director of our Company; and (iii) all officers and directors as a group. Information relating to beneficial ownership of common stock by our principal shareholders and management is based upon information furnished by each person using “beneficial ownership” concepts under the rules of the Securities and Exchange Commission. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or direct the voting of the security, or investment power, which includes the power to vote or direct the voting of the security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Under the Securities and Exchange Commission rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may not have any pecuniary beneficial interest. Except as noted below, each person has sole voting and investment power.

The percentages below are calculated based on 3,125,000 shares of our common stock issued and outstanding as of February 9, 2007. We do not have any outstanding options, warrants or other securities exercisable for or convertible into shares of our common stock. Unless otherwise indicated, the address of each person listed is c/o Sentra Consulting Corp., 466 Central Avenue, Cedarhurst, 2nd Floor, NY 11516.

Name of Beneficial Owner	Title Of Class	Amount and Nature of Beneficial Ownership	Percent of Class

Philip Septimus	Common	250,000	8%

Bonnie Septimus	Common	750,000	24%

Abigail Septimus	Common	250,000	8%

Aliza Septimus	Common	250,000	8%

Chana Septimus	Common	250,000	8%

Michal Hackel	Common	250,000	8%

Talia Septimus	Common	250,000	8%

Zvi Septimus	Common	250,000	8%

Directors and Officers as a Group (2 persons)	Common	1,000,000	32%

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On July 6, 2006, we issued 250,000 shares of our common stock to Philip Septimus, our President and a Director, in consideration for the payment of $2,500. The shares were issued under Section 4(2) of the Securities Act of 1933, as amended.

On July 6, 2006, we issued 750,000 shares of our common stock to Bonnie Septimus, our Treasurer, Secretary, and a Director, in consideration for the payment of $7,500. The shares were issued under Section 4(2) of the Securities Act of 1933, as amended.

On July 6, 2006, we issued 250,000 shares of our common stock to Abigail Septimus in consideration for the payment of $2,500. Abigail Septimus is the child of Bonnie Septimus, our Treasurer, Secretary, and a Director, and is also a sibling of Philip Septimus, our President and a Director. The shares were issued under Section 4(2) of the Securities Act of 1933, as amended.

On July 6, 2006, we issued 250,000 shares of our common stock to Aliza Septimus in consideration for the payment of $2,500. Aliza Septimus is the child of Bonnie Septimus, our Treasurer, Secretary, and a Director, and is also a sibling of Philip Septimus, our President and a Director. The shares were issued under Section 4(2) of the Securities Act of 1933, as amended.

On July 6, 2006, we issued 250,000 shares of our common stock to Chana Septimus in consideration for the payment of $2,500. Chana Septimus is the child of Bonnie Septimus, our Treasurer, Secretary, and a Director, and is also a sibling of Philip Septimus, our President and a Director. The shares were issued under Section 4(2) of the Securities Act of 1933, as amended.

On July 6, 2006, we issued 250,000 shares of our common stock to Michal Hackel in consideration for the payment of $2,500. Michal Hackel is the child of Bonnie Septimus, our Treasurer, Secretary, and a Director, and is also a sibling of Philip Septimus, our President and a Director. The shares were issued under Section 4(2) of the Securities Act of 1933, as amended.

On July 6, 2006, we issued 250,000 shares of our common stock to Talia Septimus in consideration for the payment of $2,500. Talia Septimus is the child of Bonnie Septimus, our Treasurer, Secretary, and a Director, and is also a sibling of Philip Septimus, our President and a Director. The shares were issued under Section 4(2) of the Securities Act of 1933, as amended.

On July 6, 2006, we issued 250,000 shares of our common stock to Zvi Septimus consideration for the payment of $2,500. Zvi Septimus is the child of Bonnie Septimus, our Treasurer, Secretary, and a Director, and is also a sibling of Philip Septimus, our President and a Director. The shares were issued under Section 4(2) of the Securities Act of 1933, as amended.

SELLING SECURITY HOLDERS

The following table sets forth the shares beneficially owned, as of February 9, 2007, by the selling security holders prior to the offering contemplated by this prospectus, the number of shares each selling security holder is offering by this prospectus and the number of shares which each would own beneficially if all such offered shares are sold.

Beneficial ownership is determined in accordance with Securities and Exchange Commission rules. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or direct the voting of the security, or investment power, which includes the power to vote or direct the voting of the security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Under the Securities and Exchange Commission rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may not have any pecuniary beneficial interest. Except as noted below, each person has sole voting and investment power.

None of the selling security holders is a registered broker-dealer or an affiliate of a registered broker-dealer. Each of the selling security holders has acquired his, her or its shares pursuant to a private placement solely for investment and not with a view to or for resale or distribution of such securities. The shares were offered and sold to the selling security holders at a purchase price of $0.08 per share in private placements made in January, 2007, pursuant to the exemptions from the registration under the Securities Act provided by Regulations D or S of the Securities Act. None of the selling security holders are affiliates or controlled by our affiliates and none of the selling security holders are now or were at any time in the past an officer or director of ours or any of any of our predecessors or affiliates.

The percentages below are calculated based on 3,125,000 shares of our common stock issued and outstanding. We do not have any outstanding options, warrants or other securities exercisable for or convertible into shares of our common stock.

	Common Shares owned by the Selling	Number of Shares Offered by Selling	Number of Shares and Percent of Total Issued and Outstanding Held After the Offering(1)
Name of Selling Security Holder	Security Holder	Security Holder	# of Shares	% of Class

YAEL ROTTENBERG	1250	1250	0	0
ZVI WEINFELD	1250	1250	0	0
MICHAL WEINFELD	1250	1250	0	0
YITZCHOK CHODOSH	1250	1250	0	0
ZEEV ROTENBERG	1250	1250	0	0
ZVI PESACH COHEN	1250	1250	0	0
AYALA PALAY	1250	1250	0	0
BATSHEVA COHEN	1250	1250	0	0
ELCHONON CHODOSH	1250	1250	0	0
DOV CHODOSH	1250	1250	0	0
DOVID CHODOSH	1250	1250	0	0
SARAH CHODOSH	1250	1250	0	0
MOSHE CHODOSH	1250	1250	0	0
ARYEH CHODOSH	1250	1250	0	0
HADASSAH ZEIRAH	1250	1250	0	0
RAPHAEL SHMULEVITZ	1250	1250	0	0
SHOSHANA CZAIZLEIR	1250	1250	0	0

			Number of Shares and Percent of Total Issued and Outstanding Held After the Offering(1)
CHANA SHMUELEVITZ	1250	1250	0	0
AHRON CZAIZLEIR	1250	1250	0	0
RACHEL CZAIZLEIR	1250	1250	0	0
PENINA COHEN	1250	1250	0	0
CHANA SCHWOB	1250	1250	0	0
BARUCH BRAVERMAN	1250	1250	0	0
RACHEL LITOV	1250	1250	0	0
MIRIAM KRUSKAL	1250	1250	0	0
NAOMI BRAVERMAN	1250	1250	0	0
DOVID SCHWOB	1250	1250	0	0
RAPHAEL SHWOB	1250	1250	0	0
BEILA ERLANGER	1250	1250	0	0
NECHEMYA SHENBERGER	1250	1250	0	0
CHAIM LITOV	1250	1250	0	0
BATSHEVA GLICK	1250	1250	0	0
SARA GOLDSCHMIDT	1250	1250	0	0
MOSHE MERINGER	1250	1250	0	0
YEHUDIT SILVER	1250	1250	0	0
LEVI ZTVI STERN	1250	1250	0	0
MATTHEW DOMINITZ	1250	1250	0	0
AVROHOM MAYER	1250	1250	0	0
SHIMON SHAPIRA	1250	1250	0	0
SHMUEL DE'HAS	1250	1250	0	0
AVIGAYIL KOREN	1250	1250	0	0
SHAUL KRUSKAL	1250	1250	0	0
YAEL SEPTIMUS	1250	1250	0	0
ARYEH KRUSKAL	1250	1250	0	0
MEYER CHAYIM KOREN	1250	1250	0	0
ESTY SEPTIMUS	1250	1250	0	0
CHAVAH BROYER	1250	1250	0	0
FEAGY SEPTIMUS	1250	1250	0	0
YOSSEF KRUSKAL	1250	1250	0	0
SIDNEY HIRTH	63,750	63,750	0	0
MARC PRESTON	125,000	125,000	0	0
ROBERT BRUCKSTEIN	125,000	125,000	0	0
BENJAMIN T. SPORN	125,000	125,000	0	0
HELEN WILKENFELD	125,000	125,000	0	0

* Represents less than one percent of the total number of shares of common stock outstanding as of the date of this filing.

(1) Assumes all of the shares of common stock offered in this prospectus are sold and no other shares of common stock are sold or issued during this offering period. Based on 3,125,000 shares of common stock issued and outstanding as of February 9, 2007.

We may require the selling security holders to suspend the sales of the securities offered by this prospectus upon the occurrence of any event that makes any statement in this prospectus, or the related registration statement, untrue in any material respect, or that requires the changing of statements in these documents in order to make statements in those documents not misleading. We will file a post-effective amendment to this registration statement to reflect any material changes to this prospectus.

EXPENSES OF ISSUANCE AND DISTRIBUTION

We have agreed to pay all expenses incident to the offering and sale to the public of the shares being registered other than any commissions and discounts of underwriters, dealers or agents and any transfer taxes, which shall be borne by the selling security holders. The expenses which we are paying are set forth in the following table. All of the amounts shown are estimates except the SEC registration fee.

Nature of Expense	Amount

Accounting fees and expenses*	$10,000

SEC registration fee	$5.35

Legal fees and other expenses*	$12,000

Total	$22,005.35

*Estimated Expenses.

PLAN OF DISTRIBUTION

There has been no market for our securities. Our common stock is not traded on any exchange or on the over-the-counter market. After the effective date of the registration statement relating to this prospectus, we hope to have a market maker file an application with the National Association of Securities Dealers, Inc. for our common stock to eligible for trading on the Over The Counter Bulletin Board. We do not yet have a market maker who has agreed to file such application. The selling security holders will be offering our shares of common stock at a price of $0.08 per share until a market develops and thereafter at prevailing market prices or privately negotiated prices.

The selling security holders may, from time to time, sell all or a portion of the shares of common stock on any market upon which the common stock may be listed or quoted (anticipated to be the OTC Bulletin Board in the United States), in privately negotiated transactions or otherwise. Such sales may be at fixed prices prevailing at the time of sale, at prices related to the market prices or at negotiated prices. Moreover, the shares of common stock being offered for resale by this prospectus may be sold by the selling security holders by one or more of the following methods, without limitation: (a) ordinary brokerage transactions and transactions in which the broker solicits purchasers; (b) privately negotiated transactions; (c) market sales (both long and short to the extent permitted under the federal securities laws); (d) at the market to or through market makers or into an existing market for the shares; (e) through transactions in options, swaps or other derivatives (whether exchange listed or otherwise); and (f) a combination of any of the aforementioned methods of sale.

In the event of the transfer by any of the selling security holders of its common shares to any pledgee, donee or other transferee, we will amend this prospectus and the registration statement of which this prospectus forms a part by the filing of a post-effective amendment in order to have the pledgee, donee or other transferee in place of the selling security holder who has transferred his, her or its shares.

In effecting sales, brokers and dealers engaged by the selling security holders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from a selling security holder or, if any of the broker-dealers act as an agent for the purchaser of such shares, from a purchaser in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with a selling security holder to sell a specified number of the shares of common stock at a stipulated price per share. Such an agreement may also require the broker-dealer to purchase as principal any unsold shares of common stock at the price required to fulfill the broker-dealer commitment to the selling security holder if such broker-dealer is unable to sell the shares on behalf of the selling security holder. Broker-dealers who acquire shares of common stock as principal may thereafter resell the shares of common stock from time to time in transactions which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above. Such sales by a broker-dealer could be at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. In connection with such resales, the broker-dealer may pay to or receive from the purchasers of the shares commissions as described above.

The selling security holders and any broker-dealers or agents that participate with the selling security holders in the sale of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act in connection with these sales. In that event, any commissions received by the broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

From time to time, any of the selling security holders may pledge shares of common stock pursuant to the margin provisions of customer agreements with brokers. Upon a default by a selling security holder, their broker may offer and sell the pledged shares of common stock from time to time. Upon a sale of the shares of common stock, the selling security holders intend to comply with the prospectus delivery requirements under the Securities Act by delivering a prospectus to each purchaser in the transaction. We intend to file any amendments or other necessary documents in compliance with the Securities Act which may be required in the event any of the selling security holders defaults under any customer agreement with brokers.

To the extent required under the Securities Act, a post effective amendment to this registration statement will be filed disclosing the name of any broker-dealers, the number of shares of common stock involved, the price at which the common stock is to be sold, the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable, that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and other facts material to the transaction.

We and the selling security holders will be subject to applicable provisions of the Exchange Act and the rules and regulations under it, including, without limitation, Rule 10b-5 and, insofar as a selling security holder is a distribution participant and we, under certain circumstances, may be a distribution participant, under Regulation M. All of the foregoing may affect the marketability of the common stock.

All expenses of the registration statement including, but not limited to, legal, accounting, printing and mailing fees are and will be borne by us. Any commissions, discounts or other fees payable to brokers or dealers in connection with any sale of the shares of common stock will be borne by the selling security holders, the purchasers participating in such transaction, or both.

Any shares of common stock covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act, as amended, may be sold under Rule 144 rather than pursuant to this prospectus.

Penny Stock Regulations

You should note that our stock is a penny stock. The Securities and Exchange Commission has adopted Rule 15g-9 which generally defines "penny stock" to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and "accredited investors". The term "accredited investor" refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

Blue Sky Restrictions on Resale

If a selling security holder wants to sell shares of our common stock under this registration statement in the United States, the selling security holders will also need to comply with state securities laws, also known as “Blue Sky laws,” with regard to secondary sales. All states offer a variety of exemption from registration for secondary sales. Many states, for example, have an exemption for secondary trading of securities registered under Section 12(g) of the Securities Exchange Act of 1934 or for securities of issuers that publish continuous disclosure of financial and non-financial information in a recognized securities manual, such as Standard & Poor’s. The broker for a selling security holder will be able to advise a selling security holder which states our common stock is exempt from registration with that state for secondary sales.

Any person who purchases shares of our common stock from a selling security holder under this registration statement who then wants to sell such shares will also have to comply with Blue Sky laws regarding secondary sales.

When the registration statement becomes effective, and a selling security holder indicates in which state(s) he desires to sell his shares, we will be able to identify whether it will need to register or will rely on an exemption there from.

DIVIDEND POLICY

We have not declared or paid dividends on our Common Stock since our formation, and we do not anticipate paying dividends in the foreseeable future. Declaration or payment of dividends, if any, in the future, will be at the discretion of our Board of Directors and will depend on our then current financial condition, results of operations, capital requirements and other factors deemed relevant by the board of directors. There are no contractual restrictions on our ability to declare or pay dividends.

SHARE CAPITAL

Security Holders

As of February 9, 2007, there were 3,125,000 common shares issued and outstanding, which were held by 62 stockholders of record.

Transfer Agent

We have not engaged a transfer agent to serve as transfer agent for shares of our common stock. Until we engage such a transfer agent, we will be responsible for all record-keeping and administrative functions in connection with the shares of our common stock.

Admission to Quotation on the OTC Bulletin Board

We intend to have a market maker file an application for our common stock to be quoted on the OTC Bulletin Board. However, we do not have a market maker that has agreed to file such application. If our securities are not quoted on the OTC Bulletin Board, a security holder may find it more difficult to dispose of, or to obtain accurate quotations as to the market value of our securities. The OTC Bulletin Board differs from national and regional stock exchanges in that it

(1) is not situated in a single location but operates through communication of bids, offers and confirmations between broker-dealers, and

(2) securities admitted to quotation are offered by one or more Broker-dealers rather than the "specialist" common to stock exchanges.

To qualify for quotation on the OTC Bulletin Board, an equity security must have one registered broker-dealer, known as the market maker, willing to list bid or sale quotations and to sponsor the company listing. If it meets the qualifications for trading securities on the OTC Bulletin Board our securities will trade on the OTC Bulletin Board. We may not now or ever qualify for quotation on the OTC Bulletin Board. We currently have no market maker who is willing to list quotations for our securities.

Description of Securities

The following description of our capital stock is a summary and is qualified in its entirety by the provisions of our Certificate of Incorporation which has been filed as an exhibit to our registration statement of which this prospectus is a part.

Common Stock

We are authorized to issue 100,000,000 shares of common stock, par value $0.001, of which 3,125,000 shares are issued and outstanding as of February 9, 2007. Each holder of shares of our common stock is entitled to one vote for each share held of record on all matters submitted to the vote of stockholders, including the election of directors. The holders of shares of common stock have no preemptive, conversion, subscription or cumulative voting rights. There is no provision in our Certificate of Incorporation or By-laws that would delay, defer or prevent a change in control of our Company.

Preferred Stock

We are authorized to issue 10,000,000 shares of preferred stock, none of which is issued and outstanding. Our board of directors has the right, without shareholder approval, to issue preferred shares with rights superior to the rights of the holders of shares of common stock. As a result, preferred shares could be issued quickly and easily, negatively affecting the rights of holders of common shares and could be issued with terms calculated to delay or prevent a change in control or make removal of management more difficult. Because we may issue up to 10,000,000 shares of preferred stock in order to raise capital for our operations, your ownership interest may be diluted which results in your percentage of ownership in us decreasing.

Warrants and Options

Currently, there are no warrants, options or other convertible securities outstanding.

LEGAL MATTERS

David Lubin & Associates, PLLC has opined on the validity of the shares of common stock being offered hereby.

EXPERTS

The financial statements included in this prospectus and in the registration statement have been audited by Wolinetz, Lafazan, and Company, P.C., an independent registered public accounting firm, to the extent and for the period set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents, subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our By-laws provide to the fullest extent permitted by law, our directors or officers, former directors and officers, and persons who act at our request as a director or officer of a body corporate of which we are a shareholder or creditor shall be indemnified by us. We believe that the indemnification provisions in our By-laws are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act" or "Securities Act") may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

Wolinetz, Lafazan, and Company, P.C. is our auditors. There have not been any changes in or disagreements with accountants on accounting and financial disclosure or any other matter.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form SB-2 under the Securities Act with the SEC for the securities offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement. For additional information about us and our securities, we refer you to the registration statement and the accompanying exhibits and schedules. Statements contained in this prospectus regarding the contents of any contract or any other documents to which we refer are not necessarily complete. In each instance, reference is made to the copy of the contract or document filed as an exhibit to the registration statement, and each statement is qualified in all respects by that reference. Copies of the registration statement and the accompanying exhibits and schedules may be inspected without charge (and copies may be obtained at prescribed rates) at the public reference facility of the SEC at Room 1024, 100 F Street, N.E. Washington, D.C. 20549.

You can request copies of these documents upon payment of a duplicating fee by writing to the SEC. You may call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference rooms. Our filings, including the registration statement, will also be available to you on the Internet web site maintained by the SEC at http://www.sec.gov.

FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
Sentra Consulting Corp.

We have audited the accompanying balance sheet of Sentra Consulting Corp. (a Development Stage Company) (“the Company”) as of December 31, 2006 and the related statements of operations, stockholders’ equity and cash flows for the period July 6, 2006 (inception) to December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. Also, an audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Sentra Consulting Corp. at December 31, 2006, and the results of its operations and its cash flows for the period July 6, 2006 (inception) to December 31, 2006 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company is a development stage company, has had no revenues and has not commenced planned principal operations. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans regarding those matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Wolinetz, Lafazan & Company
WOLINETZ, LAFAZAN & COMPANY, P.C.

Rockville Centre, New York
January 18, 2007 (Except for Note 7, as to which the date is February 8, 2007)

SENTRA CONSULTING CORP.
(A DEVELOPMENT STAGE COMPANY)
BALANCE SHEET
DECEMBER 31, 2006

ASSETS

Current Assets:
Cash	$9,709

Total Current Assets	9,709

Total Assets	$9,709

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
$-
Total Current Liabilities

Total Liabilities	-

Commitments and Contingencies

Stockholders’ Equity:
Preferred Stock, $.001 par value; 10,000,000 shares authorized,
none issued and outstanding	-
Common Stock, $.001 par value; 100,000,000 shares authorized,
2,500,000 shares issued and outstanding	2,500
Additional Paid-In Capital	22,500
Deficit Accumulated During the Development Stage	(15,291)
Total Stockholders’ Equity
9,709

Total Liabilities and Stockholders’ Equity	$9,709

The accompanying notes are an integral part of these financial statements.

SENTRA CONSULTING CORP.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF OPERATIONS
FOR THE PERIOD JULY 6, 2006 (INCEPTION) TO DECEMBER 31, 2006

Net Revenues	$-

Costs and Expenses:
Professional Fees	14,000
Start Up Costs	1,291

Total Costs and Expenses	15,291

Loss from Operations before Other Expense	(15,291)

Basic and Diluted Loss Per Share	$.01)

Weighted Average Basic and Diluted Shares Outstanding	2,500,000

The accompanying notes are an integral part of these financial statements.

SENTRA CONSULTING CORP.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF STOCKHOLDERS’ EQUITY
FOR THE PERIOD JULY 6, 2006 (INCEPTION) TO DECEMBER 31, 2006

	Common Stock		Additional Paid-In	Deficit Accumulated During the Development
	Shares	Amount	Capital	Stage	Total

Balance, July 6, 2006	-	$-	$-	$-	$-

Common Stock Issued to Founders at $.01
Per Share, July, 2006	2,500,000	2,500	22,500	-	25,000

Net Loss for the Period	-	-	-	(15,291)	(15,291)

Balance, December 31, 2006	2,500,000	$2,500	$22,500	$(15,291)	$9,709

The accompanying notes are an integral part of these financial statements.

SENTRA CONSULTING CORP.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF CASH FLOWS
FOR THE PERIOD JULY 6, 2006 (INCEPTION) TO DECEMBER 31, 2006

Cash Flows from Operating Activities:
Net Loss	$(15,291)

Adjustments to Reconcile Net Loss to Net Cash Used in
Operating Activities:
Changes in Assets and Liabilities:	-

Net Cash Used in Operating Activities	(15,291)

Cash Flows from Investing Activities:	-

Cash Flows from Financing Activities:
Proceeds from Sale of Common Stock	25,000

Net Cash Provided by Financing Activities	25,000

Increase in Cash	9,709

Cash - Beginning of Period	-

Cash - End of Period	$9,709

Supplemental Disclosures of Cash Flow Information:
Interest Paid	$-
Income Taxes Paid	$-

The accompanying notes are an integral part of these financial statements.

SENTRA CONSULTING CORP.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS

NOTE 1 - Summary of Significant Accounting Policies

Organization

Sentra Consulting Corp. (“the Company”) was incorporated on July 6, 2006 under the laws of the State of Nevada. The Company has selected December 31 as its fiscal year.

The Company has not yet generated revenues from planned principal operations and is considered a development stage company as defined in Statement of Financial Accounting Standards (“SFAS”) No. 7. The Company intends to be involved in business consulting.. There is no assurance, however, that the Company will achieve its objectives or goals.

Cash and Cash Equivalents

The Company considers all highly-liquid investments purchased with a maturity of three months or less to be cash equivalents.

Revenue Recognition

The Company utilizes the accrual method of accounting. Revenues will be recognized as services are performed.

Advertising Costs

Advertising costs will be charged to operations when incurred. The Company did not incur any advertising costs during the period ended December 31, 2006.

Income Taxes

The Company accounts for income taxes using the asset and liability method described in SFAS No. 109, “Accounting For Income Taxes”, the objective of which is to establish deferred tax assets and liabilities for the temporary differences between the financial reporting and the tax bases of the Company’s assets and liabilities at enacted tax rates expected to be in effect when such amounts are realized or settled. A valuation allowance related to deferred tax assets is recorded when it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Loss Per Share

The computation of loss per share is based on the weighted average number of common shares outstanding during the period presented. Diluted loss per common share is the same as basic loss per common share as there are no potentially dilutive securities outstanding (options and warrants).

Accounting Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amount of revenues and expenses during the reported period. Actual results could differ from those estimates.

SENTRA CONSULTING CORP.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS

NOTE 1 - Summary of Significant Accounting Policies (Continued)

Fair Value of Financial Instruments

The carrying value of cash and accounts payable approximates fair value because of the immediate or short-term maturity of these financial instruments.

Research and Development

Research and development costs will be charged to expense as incurred. The Company did not incur any research and development costs during the period ended December 31, 2006.

Recently Enacted Accounting Standards

Effective July 6, 2006, the Company adopted Statement of Financial Accounting Standards No. 123 (revised 2004) (“SFAS 123(R)”), “Share-Based Payment,” which revised Statement of Financial Accounting Standards 123, “Accounting for Stock-Based Compensation.” SFAS 123(R) requires all share-based payment transaction with employees, including grants of employee stock options, to be recognized as compensation expense over the requisite service period based on their relative fair values.

The Company granted no options during the period July 6, 2006 (inception) to December 31, 2006.

NOTE 2 - Going Concern

The Company is a development stage Company and has not commenced planned principal operations. The Company had no revenues and incurred a net loss of $15,291 for the period July 6, 2006 (inception) to December 31, 2006. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

There can be no assurance that sufficient funds required during the next year or thereafter will be generated from operations or that funds will be available from external sources such as debt or equity financings or other potential sources. The lack of additional capital resulting from the inability to generate cash flow from operations or to raise capital from external sources would force the Company to substantially curtail or cease operations and would, therefore, have a material adverse effect on its business. Furthermore, there can be no assurance that any such required funds, if available, will be available on attractive terms or that they will not have a significant dilutive effect on the Company’s existing stockholders.

The accompanying financial statements do not include any adjustments related to the recoverability or classification of asset-carrying amounts or the amounts and classification of liabilities that may result should the Company be unable to continue as a going concern.

The Company is attempting to address its lack of liquidity by raising additional funds, either in the form of debt or equity or some combination thereof. There can be no assurances that the Company will be able to raise the additional funds it requires.

SENTRA CONSULTING CORP.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS

NOTE 2 - Going Concern (Continued)

In January 2007 the Company sold 625,000 shares of common stock for gross proceeds of $50,000 (see Note 7).

NOTE 3 - Common Stock

On July 6, 2006 the Company issued 2,500,000 shares of common stock at a price of $.01 per share to the Founders of the Company for $25,000.

NOTE 4 - Preferred Stock

The Company’s Board of Directors may, without further action by the Company’s stockholders, from time to time, direct the issuance of any authorized but unissued or unreserved shares of preferred stock in series and at the time of issuance, determine the rights, preferences and limitations of each series. The holders of preferred stock may be entitled to receive a preference payment in the event of any liquidation, dissolution or winding-up of the Company before any payment is made to the holders of the common stock. Furthermore, the board of directors could issue preferred stock with voting and other rights that could adversely affect the voting power of the holders of the common stock.

NOTE 5 - Related Party Transactions

The Company utilizes office facilities at the home of its treasurer and secretary at no cost. The value of such rent is deminimus.
.
NOTE 6 - Income Taxes

At December 31, 2006, the Company has available a net-operating loss carry-forward for Federal tax purposes of approximately $15,000, which may be applied against future taxable income, if any, through 2026. Certain significant changes in ownership of the Company may restrict the future utilization of these tax loss carry-forwards.

At December 31, 2006, the Company had a deferred tax asset of approximately $5,000 representing the benefit of its net operating loss carry-forward. The Company has not recognized the tax benefit because realization of the tax benefit is uncertain and thus a valuation allowance has been fully provided against the deferred tax asset. The difference between the Federal Statutory Rate of 34% and the Company’s effective tax rate of 0% is due to the establishment of the valuation allowance of approximately $5,000.

NOTE 7 -  Subsequent Events

In January 2007 the Company sold 625,000 shares of common stock at $.08 per share for gross proceeds of $50,000.